                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                               EARNINGS PER SHARE                                 (UNAUDITED)

                                             For the         For the
                                              Three           Three        For the Nine    For the Nine
                                              Months          Months          Months          Months
                                              Ended           Ended           Ended           Ended
                                              May 31,         May 31,         May 31,         May 31,
                                               2001            2000            2001            2000
                                           ------------    ------------    ------------    ------------

BASIC AND DILUTED EARNINGS PER
   SHARE:

(Loss) Income from Continuing Operations   $ (1,936,970)   $   (694,231)   $ (3,128,421)   $    359,273
Less Preferred Stock Dividends                  (79,625)        (81,394)       (237,990)       (241,529)
                                           ------------    ------------    ------------    ------------
   (Loss) Income from Continuing
   Operations Available to Common
   Stockholders                              (2,016,595)       (775,625)     (3,366,411)        117,744

   (Loss) from Discontinued
   Operations, net of income taxes                   --              --              --         (20,526)

   Gain on Disposal of Discontinued
   Operations, net of income taxes                   --              --              --          35,777
                                           ------------    ------------    ------------    ------------

Net (Loss) Income Available to
Common Stockholders                        $ (2,016,595)   $   (775,625)   $ (3,366,411)   $    132,995
                                           ------------    ------------    ------------    ------------

Weighted Average Shares Outstanding          12,434,495      12,442,712      12,434,495      12,306,284
                                           ------------    ------------    ------------    ------------
   Per Share Detail:
      (Loss) Income: Continuing
      Operations                           $       (.16)   $       (.06)   $       (.27)   $        .01
      (Loss): Discontinued Operations                --              --              --               *
      Gain on Disposal of
      Discontinued Operations                        --              --              --               *
                                           ------------    ------------    ------------    ------------

   BASIC AND DILUTED EPS-Total             $       (.16)   $       (.06)   $       (.27)   $        .01
                                           ============    ============    ============    ============

* Less then $.01 per share

                                       17